NEWS RELEASE

AbCellera Reports Q2 2023 Business Results

08/03/2023

●Total revenue of $10 million, compared to $46 million in Q2 2022
●Total cumulative partnered program starts of 106, up 20% from Q2 2022
●Net loss of $0.11 per share on a basic and diluted basis, compared to a net loss of $0.02 per share on a basic and diluted basis in Q2 2022

VANCOUVER, British Columbia, August 3, 2023 -- AbCellera (Nasdaq: ABCL) today announced financial results for the second quarter of 2023. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

“In the second quarter we secured over $220 million in strategic financing from the Governments of Canada and British Columbia to accelerate the execution of our strategy. When combined with our cash, cash equivalents, and marketable securities of over $800 million this brings our total available liquidity to over $1 billion,” said Carl Hansen, Ph.D., founder and CEO of AbCellera. “By strengthening our liquidity position, our discovery and development engine, and our portfolio, this funding will drive value in multiple dimensions of our business, including advancing more pre-partnered programs to the clinic.”

Q2 2023 Business Summary
●Earned $10.1 million in total revenue.
●Generated a net loss of $30.5 million, compared to a net loss of $6.8 million in Q2 2022.
●Maintained a cumulative total of 177 programs under contract with 41 different partners.
●Reached a cumulative total of 106 partnered program starts.
●Continuing to report nine molecules cumulatively advanced to the clinic.

Key Business Metrics

Cumulative Metrics	June 30, 2022	June 30, 2023	Change %
Number of discovery partners	38	41	8%
Programs under contract	164	177	8%
Partnered program starts	88	106	20%
Molecules in the clinic	6	9	50%

AbCellera maintained a cumulative total of 177 programs under contract (up from 164 on June 30, 2022) that are either completed, in progress, or under contract with 41 different partners as of June 30, 2023 (up from 38 on June 30, 2022). AbCellera started discovery on an additional five partner-initiated programs to reach a cumulative total of 106 partnered program starts in Q2 2023 (up from 88 on June 30, 2022). AbCellera’s partners have advanced a cumulative total of nine molecules into the clinic (up from six on June 30, 2022).

Discussion of Q2 2023 Financial Results
●Revenue – Total revenue was $10.1 million, compared to $45.9 million in Q2 2022. The partnership business generated research fees of $9.8 million, compared to $12.5 million in Q2 2022. Licensing revenue was $0.2 million.
●Research & Development (R&D) Expenses – R&D expenses were $36.5 million, compared to $26.7 million in Q2 2022, reflecting continued growth in program execution and platform development.
●Sales & Marketing (S&M) Expenses – S&M expenses were $3.8 million, compared to $3.1 million in Q2 2022. The increase reflects continued investments in business development.
●General & Administrative (G&A) Expenses – G&A expenses were $15.5 million, compared to $14.4 million in Q2 2022, with the increase driven by investments to support the growth of the company.
●Net Loss – Net loss of $30.5 million, or $(0.11) per share on a basic and diluted basis, compared to a net loss of $6.8 million, or $(0.02) per share on a basic and diluted basis in Q2 2022.
●Liquidity – $822.9 million of total cash, cash equivalents, and marketable securities.
Conference Call and Webcast
AbCellera will host a conference call and live webcast to discuss these results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).
The live webcast of the earnings conference call can be accessed on the Events and Presentations section of AbCellera’s Investor Relations website. A replay of the webcast will be available through the same link following the conference call.

About AbCellera Biologics Inc.

AbCellera is breaking the barriers of conventional antibody discovery to bring better medicines to patients, sooner. AbCellera’s engine integrates expert teams, technology, and facilities with the data science and automation needed to propel antibody-based medicines from target to clinic in nearly every therapeutic area with precision and speed. AbCellera provides innovative biotechs and leading pharmaceutical companies with a competitive advantage that empowers them to move quickly, reduce cost, and tackle the toughest problems in drug development. For more information, please visit www.abcellera.com.

Definition of Key Business Metrics
We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions. We believe that the following metrics are important to understand our current business. These metrics may change or may be substituted for additional or different metrics as our business develops.
Number of discovery partners represents the unique number of partners with whom we have executed partnership contracts. We view this metric as an indication of the competitiveness of our engine and our level of market penetration. The metric also relates to our opportunities to secure programs under contract.
Programs under contract represent the number of antibody development programs that are under contract for delivery of discovery research activities. A program under contract is counted when a contract is executed with a partner under which we commit to discover or deliver antibodies against one selected target. A target is any relevant antigen for which a partner seeks our support in developing binding antibodies. We view this metric as an indication of commercial success and technological competitiveness. It further relates to revenue from access fees. The cumulative number of programs under contract with downstream participation is related to our ability to generate future revenue from milestone payments and royalties.
Partnered program starts represent the number of unique programs under contract for which we have commenced the discovery effort. The discovery effort commences on the later of (i) the day on which we receive sufficient reagents to start discovery of antibodies against a target and (ii) the day on which the kick-off meeting for the program is held. We view this metric as an indication of our operational capacity to execute on programs under contract. It is also an indication of the selection and initiation of discovery projects by our partners and the resulting potential for near-term payments. Cumulatively, partnered program starts with downstream participation indicate our total opportunities to earn downstream revenue from milestone fees and royalties in the mid- to long-term.
Molecules in the clinic represent the count of unique molecules for which an Investigational New Drug, or IND, New Animal Drug, or equivalent under other regulatory regimes, application has been approved based on an antibody that was discovered either by us or by a partner using licensed AbCellera technology. Where the date of such application approval is not known to us, the date of the first public announcement of a clinical trial will be used for the purpose of this metric. We view this metric as an indication of our near- and mid-term potential revenue from milestone fees and potential royalty payments in the long term.

AbCellera Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.
In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.
Source: AbCellera Biologics Inc.

Inquiries
Media: Jessica Yingling, Ph.D.; media@abcellera.com, +1 (236) 521-6774
Business Development: Murray McCutcheon, Ph.D.; bd@abcellera.com, +1 (604) 559-9005
Investor Relations: Josephine Hellschlienger, Ph.D.; ir@abcellera.com, +1 (778) 729-9116

AbCellera Biologics Inc.
Condensed Consolidated Statements of Income (Loss) and
Comprehensive Income (Loss)
(All figures in U.S. dollars. Amounts are expressed in thousands except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2023	2022	2023
Revenue:
Research fees	$12,538	$9,830	$21,871	$20,400
Licensing revenue	147	226	377	598
Milestone payments	-	-	-	1,250
Royalty revenue	33,232	-	340,249	-
Total revenue	45,917	10,056	362,497	22,248
Operating expenses:
Royalty fees	5,210	-	49,847	-
Research and development(1)	26,685	36,473	53,052	89,120
Sales and marketing(1)	3,120	3,841	5,490	7,612
General and administrative(1)	14,412	15,521	28,680	30,655
Depreciation and amortization	4,886	5,610	8,875	11,124
Total operating expenses	54,313	61,445	145,944	138,511
Income (loss) from operations	(8,396)	(51,389)	216,553	(116,263)
Other (income) expense
Interest (income)	(1,414)	(10,779)	(2,079)	(20,537)
Grants and incentives	(1,535)	(4,576)	(6,730)	(7,951)
Other	1,439	1,970	1,438	(1,624)
Total other (income)	(1,510)	(13,385)	(7,371)	(30,112)
Net earnings (loss) before income tax	(6,886)	(38,004)	223,924	(86,151)
Income tax (recovery) expense	(101)	(7,476)	62,136	(15,513)
Net earnings (loss)	$(6,785)	$(30,528)	$161,788	$(70,638)
Foreign currency translation adjustment	(211)	122	296	(508)
Comprehensive income (loss)	$(6,996)	$(30,406)	$162,084	$(71,146)

Net earnings (loss) per share attributable to common shareholders
Basic	$(0.02)	$(0.11)	$0.57	$(0.24)
Diluted	$(0.02)	$(0.11)	$0.52	$(0.24)
Weighted-average common shares outstanding
Basic	284,686,542	288,905,587	284,292,312	288,357,081
Diluted	284,686,542	288,905,587	313,361,183	288,357,081

(1) Exclusive of depreciation and amortization

AbCellera Biologics Inc.
Condensed Consolidated Balance Sheet
(All figures in U.S. dollars. Amounts are expressed in thousands except share data)
(Unaudited)

	December 31, 2022	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$386,535	$179,747
Marketable securities	499,950	615,947
Total cash, cash equivalents, and marketable securities	886,485	795,694
Accounts and accrued receivable	38,593	45,678
Restricted cash	25,000	25,000
Other current assets	75,413	64,363
Total current assets	1,025,491	930,735
Long-term assets:
Property and equipment, net	217,255	259,640
Intangible assets, net	131,502	126,747
Goodwill	47,806	47,806
Investments in and loans to equity accounted investees	72,522	58,792
Other long-term assets	46,331	113,446
Total long-term assets	515,416	606,431
Total assets	$1,540,907	$1,537,166
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and other liabilities	$33,150	$52,395
Contingent consideration payable	44,211	54,874
Accrued royalties payable	19,347	3,094
Deferred revenue	21,612	8,542
Total current liabilities	118,320	118,905
Long-term liabilities:
Operating lease liability	76,675	78,079
Deferred revenue	19,516	27,716
Deferred government contributions	40,801	76,354
Contingent consideration payable	16,054	5,774
Deferred tax liability	33,178	33,178
Other long-term liabilities	3,086	2,333
Total long-term liabilities	189,310	223,434
Total liabilities	307,630	342,339
Commitments and contingencies
Shareholders' equity:
Common shares: no par value, unlimited authorized shares at December 31, 2022 and June 30, 2023: 286,851,595 and 289,189,469 shares issued and outstanding at December 31, 2022 and June 30, 2023, respectively	734,365	744,756
Additional paid-in capital	74,118	96,423
Accumulated other comprehensive (loss)	(1,391)	(1,899)
Accumulated earnings	426,185	355,547
Total shareholders' equity	1,233,277	1,194,827
Total liabilities and shareholders' equity	$1,540,907	$1,537,166

AbCellera Biologics Inc.
Condensed Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. dollars)
(Unaudited)

	Six months ended June 30,
	2022	2023
Cash flows from operating activities:
Net earnings (loss)	$161,788	$(70,638)
Cash flows from operating activities:
Depreciation of property and equipment	3,681	5,810
Amortization of intangible assets	5,213	5,314
Amortization of operating lease right-of-use assets	2,120	3,252
Stock-based compensation	24,404	31,873
Other	(298)	(4,429)
Changes in operating assets and liabilities:
Accounts and accrued research fees receivable	(6,963)	(24,269)
Accrued royalties receivable	106,583	9,260
Income taxes payable	52,251	22,884
Accounts payable and accrued liabilities	(1,882)	(2,827)
Deferred revenue	(2,979)	(4,870)
Accrued royalties payable	28,049	(16,253)
Deferred grant income	5,406	25,566
Other assets	(4,139)	(4,833)
Net cash provided by (used in) operating activities	373,234	(24,160)
Cash flows from investing activities:
Purchases of property and equipment	(45,817)	(42,185)
Purchase of marketable securities	(134,306)	(528,891)
Proceeds from marketable securities	145,808	422,814
Receipt of grant funding	8,098	7,693
Long-term investments and other assets	(11,657)	(36,757)
Investment in and loans to equity accounted investees	(15,694)	(6,673)
Net cash used in investing activities	(53,568)	(183,999)
Cash flows from financing activities:
Payment of liability for in-licensing agreement and contingent consideration	(4,133)	(677)
Proceeds (repayment) from long-term debt and exercise of stock options	2,175	638
Net cash used in financing activities	(1,958)	(39)
Effect of exchange rate changes on cash and cash equivalents	(1,411)	584
Increase (decrease) in cash and cash equivalents	316,297	(207,614)
Cash and cash equivalents and restricted cash, beginning of period	501,142	414,651
Cash and cash equivalents and restricted cash, end of period	$817,439	$207,037
Restricted cash included in other assets	1,824	2,290
Total cash, cash equivalents, and restricted cash shown on the balance sheet	$815,615	$204,747
Supplemental disclosure of non-cash investing and financing activities
Property and equipment in accounts payable	2,146	11,718
Right-of-use assets obtained in exchange for operating lease obligation	796	2,945